EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NASDAQ: AMSY

Contacts:
Charlene A. Wheeless
703-267-7075
703-447-7077 (cell)
charlene.wheeless@ams.com

Anne S. Burt
703-267-8142
703-362-9869 (cell)
anne.burt@ams.com

AMS REACHES SETTLEMENT AGREEMENT ON FEDERAL RETIREMENT THRIFT
BOARD LITIGATION

Agreement Ends Ongoing Contract Dispute

FAIRFAX, Va., June 20, 2003 — American Management Systems (NASDAQ: AMSY), a global business and IT consulting firm, announced today that it has reached an agreement with the United States and the Federal Retirement Thrift Investment Board to settle all outstanding litigation and claims among the parties stemming from a contract dispute between AMS and the Board.

Under terms of the agreement, the Board will pay AMS $10 million as compensation for certain work AMS previously performed under the contract, for which payment remained outstanding. The Board has also agreed to a no-fault termination of the contract. In turn, AMS will pay $15 million to the Thrift Savings Plan as partial reimbursement of the $31 million AMS previously received for other work it had performed under the contract. All parties have agreed to dismiss and terminate all litigation and claims related to the contract dispute.

“We have removed a major uncertainty from our future,” said AMS Chairman and CEO Alfred T. Mockett. “Since I joined AMS 18 months ago, settlement of this contract dispute and associated litigation has been a top priority. It has been distracting, time consuming, expensive, and harmful to the business. I am pleased that we are now able to put this matter behind us,” he added.

AMS will incur a pre-tax charge of approximately $45.5 million in the second quarter of fiscal 2003 as a result of this settlement. The charge will include a $40.5 million non-cash write-off related to AMS’s contract receivable with the Thrift Board.

Mockett concluded, “Final resolution of this case is fundamental to the vitality our business. The legal process could have taken up to another five years, resulting in continued distraction and unnecessary costs to the business. I believe this agreement represents a fair and equitable compromise that is in the best interest of our customers, shareholders and employees.”

About AMS

AMS is a premier business and IT consulting firm to the government, financial services, and communications industries around the globe. AMS combines IT ingenuity and industry IQ to drive high-performance results. Known for its delivery and service excellence for more than 30 years, AMS specializes in enterprise resource planning, credit risk management, customer relationship management, and enterprise security. AMS applies both proprietary and partner technologies, and provides solutions through business consulting, systems integration, and outsourcing. Founded in 1970, AMS is headquartered in Fairfax, Va., and has offices worldwide. The company is traded on the Nasdaq National Market under the symbol AMSY. For detailed information about AMS, visit www.ams.com.

# # #

This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “intends” and similar expressions are generally intended to identify forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks in project delivery and staffing, risk of revenues not being realized when expected, risk of increased competition in the markets, and the effects of economic uncertainty on client expenditures as well as other factors described in AMS’s Annual Report on Form 10-K for the year ended 2002. The Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s (estimates or) views as of any subsequent date.